Exhibit 10.6

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

MATERIAL TERMS OF ANNUAL BONUS PLAN

The material terms of the Northern Technologies International Corporation annual bonus plan for executive officers and certain other employees are set forth in resolutions approved by the Compensation Committee and are not otherwise set forth in any written formal plan or individual agreements between NTIC and plan participants.

For each fiscal year, the total amount available under the bonus plan for all plan participants, including executive officers, is dependent upon the Company’s earnings before interest, taxes and other income, as adjusted to take into account amounts to be paid under the bonus plan and certain other adjustments (Adjusted EBITOI).  Each plan participant’s percentage of the overall bonus pool is based upon the number of plan participants, the individual’s annual base salary and the individual’s position and level of responsibility within the company.  In the case of each of the Company’s executive officer participants, 75% of the amount of their individual bonus payout is determined based upon the Company’s actual EBITOI for the fiscal year compared to a pre-established target EBITOI for the fiscal year and 25% of the payout is determined based upon such executive officer’s achievement of certain pre-established individual performance objectives.  The payment of bonuses under the plan is discretionary and bonuses may be paid to executive officer participants in both cash and shares of NTIC common stock, the exact amount and percentages of which are determined by the Company’s Board of Directors, upon recommendation of the Compensation Committee, after the completion of the Company’s consolidated financial statements for the fiscal year.